CERTIFICATE OF DESIGNATION OF SERIES
AND DETERMINATION OF RIGHTS AND PREFERENCES
OF
SERIES B PREFERRED STOCK
OF
SOLOMON TECHNOLOGIES, INC.

Solomon Technologies, Inc., a Delaware corporation (the “Corporation”), acting pursuant to Section 151 of the General Corporation Law of Delaware, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Series B Preferred Stock.

FIRST: The name of the Corporation is Solomon Technologies, Inc.

SECOND: At a meeting of the Board of Directors of the Corporation held on June 15, 2005, the following resolution was duly adopted:

RESOLVED that, pursuant to Article IV of the Corporation’s Certificate of Incorporation, there is hereby established a new series of eight hundred fifty thousand (850,000) shares of convertible preferred stock of the Corporation, par value $.001 per share (the “Series B Preferred Stock”), to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement to Article IV as follows:

1. Dividends. No dividends shall be payable on the Series B Preferred Stock.

2. Liquidation, Dissolution or Winding Up. The Series B Preferred Stock shall rank pari passu with the common stock, $.001 par value per share, of the Corporation (the “Common Stock”). After the payment of all preferential amounts required to be paid to the holders of any class or series of stock of the Corporation, whether now or hereafter authorized, that by the terms of the Certificate of Incorporation or an instrument of the Board of Directors of the Corporation is senior to the Series B Preferred Stock, upon the dissolution, liquidation, or winding up of the Corporation, all of the remaining assets and funds of the Corporation available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock, such other series of Preferred Stock as are constituted as similarly participating, and the Common Stock, with each share of Series B Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of Series B Preferred Stock is convertible immediately prior to the close of business on the business day preceding the day fixed for such distribution.

3. Voting. Except as to matters on which the holders of the Series B Preferred Stock may otherwise be entitled to vote as a matter of law, no holder of Series B Preferred Stock shall be entitled to vote for any matter.

4. Optional Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into the number of fully paid and nonassessable shares of Common Stock determined by multiplying the number of shares of Series B Preferred Stock being converted by the quotient obtained by dividing (x) the Stated Value (as defined below) per share of Series B Preferred Stock by (y) the Current Market Price (as defined below). As used herein, the term “Stated Value” means $1.00. As used herein, the term “Current Market Price” per share of Common Stock or any other security at any date means (i) if the Common Stock or such other security is not registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”), (A) the value of the Common Stock or such other security, determined in good faith by the Board of Directors and certified in a board resolution, based on the most recently completed arm’s length transaction between the Company and a person other than an affiliate of the Company or between any two such persons and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (B) if no such transaction shall have occurred on such date or within such six-month period, the value of the Common Stock or such other security as determined in good faith by resolution of the Board of Directors, based on the best information available, or (ii) if the Common Stock or such other security is registered under the Exchange Act, the average of the daily closing bid prices of the Common Stock or such other security for each trading day during the period commencing 5 trading days before such date and ending on the date one day prior to such date, or if the security has been registered under the Exchange Act for less than 5 consecutive trading days before such date, the average of the daily closing bid prices (or such equivalent) for all of the trading days before such date for which daily closing bid prices are available; provided, however, that if the closing bid price is not determinable for at least 3 trading days in such period, the “Current Market Price” of the security shall be determined as if the security were not registered under the Exchange Act.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of fractional shares, the Corporation shall round to the nearest whole share of Common Stock.

(c) Mechanics of Conversion.

(i) In order to convert shares of Series B Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder. The date of receipt of such certificates and notice by the transfer agent or the Corporation shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

(ii) The Corporation shall at all times during which the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock.

(iii) All shares of Series B Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series B Preferred Stock accordingly.

(d) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

(e) Notice of Record Date. In the event:

(i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series B Preferred Stock, and shall cause to be mailed to the holders of the Series B Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

(A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

5. Notices. Any and all notices or other communications or deliveries to be provided by the holders of the Series B Preferred Stock hereunder, including, without limitation, any notice of conversion, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the President of the Corporation addressed to 1400 L & R Industrial Boulevard, Tarpon Springs, Florida 34689, facsimile no. (727) 934-8779, Attention: President, or to such other address or facsimile number as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each holder at the facsimile telephone number or address of such holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) (with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

6. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Certificate of Incorporation, as then amended.

7. Amendment. The Corporation shall not amend, alter or repeal preferences, rights, powers or other terms of the Series B Preferred Stock so as to affect adversely the Series B Preferred Stock, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66.6%) of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

8. Transferability. The Series B Preferred Stock shall be transferable by the holders thereof only with the written prior consent of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its President this 2nd day of August, 2005.

SOLOMON TECHNOLOGIES, INC.

By:	/s/ Peter W. DeVecchis, Jr.
Peter W. DeVecchis, Jr.
President